Exhibit 99.1

Culp, Inc. Announces Retirement of Howard L. Dunn

    HIGH POINT, N.C.--(BUSINESS WIRE)--Dec. 20, 2004--Culp, Inc. (NYSE: CFI) today announced that Howard L. Dunn, Jr., vice chairman of Culp, will retire from his management position effective December 31, 2004. Dunn (67) will continue to serve on the company's Board of Directors.
    Dunn, one of the founders of Culp, has served in various senior management positions with responsibilities for the areas of sales, design and product development, and manufacturing. He served as president and chief operating officer of Culp from June 1993 until May 2004 when he assumed the role of vice chairman. In this capacity, Dunn held executive responsibility for Culp's China operations and has also stayed involved in the company's design and product development activities.
    Robert G. Culp, III, chairman and chief executive officer, said, "Howard Dunn has been a great part of both the cultural and business development of this company for over 32 years. Our growth and success over the years speak directly to his leadership capabilities and his vision for Culp. Since 1972, Howard has played a vital role in Culp's evolution into a fully integrated manufacturer and one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. We accept Howard's decision to retire with regret but also with deep appreciation for his long service to the company."
    Franklin N. Saxon was named Dunn's successor as president and chief operating officer of Culp in May 2004. Commenting on the announcement, Saxon added, "It has been a great privilege to work with someone with the talent, drive and integrity of Howard Dunn. Our development as a company reflects his steadfast commitment to continually raising our standards of performance. Most recently, he has been instrumental in helping us establish Culp's operations in China and we are enthusiastic about the progress we have made under his leadership. We appreciate his many years of dedication to Culp and are confident we will continue to benefit from Howard's experience as a valued member of our board."
    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    CONTACT: Culp, Inc.
             Investor Contact:
             Kathy J. Hardy, 336-888-6209
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161